EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-4 No. 333-34072) pertaining to the registration of 662,500 shares of common stock of Teltronics, Inc., (Form S-8 No. 333-91901) pertaining to Teltronics, Inc. Savings Plan and (Form S-8 No. 333-91905 and No. 333-45372) pertaining to Teltronics, Inc. 1995 Incentive Stock Option Plan) of our report dated August 18, 2000, with respect to the financial statements of Harris Corporation Enhanced Service Business Unit, included in its Current Report on Form 8-K dated September 13, 2000, filed with the Securities and Exchange Commission.

Orlando, Florida September 11, 2000	ERNST & YOUNG LLP